                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is entered into as of the 28th day of July, 2004 (the "Effective Date"), between Summus, Inc. (USA), a Florida corporation (the "COMPANY"), and Andrew L. Fox (the "Executive").

                                    RECITALS:

        WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

        NOW, THEREFOR, in consideration of the mutual premises herein contained, the parties agree as follows:

        1. EMPLOYMENT. The Company hereby employs Executive as Executive Vice President - Business Development and Sales, and Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

        2.      DUTIES OF EXECUTIVE.

                2.1 Executive shall report directly to the Chief Executive Officer, and shall perform such duties consistent with his position as Executive Vice President - Business Development and Sales pursuant to the direction of the Chief Executive Officer.

                2.2 Executive shall be required to devote his full business time, attention and effort to the Company's business and affairs except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability and shall perform diligently such duties as are customarily performed by executives in similar positions with companies similar in character or size to the Company, all subject to the direction of the Board, together with such other duties as may be reasonably requested from time to time by the Board, which duties shall be consistent with his positions as set forth above. Executive agrees to use all of his skills and business judgment and render services to the best of his ability to serve the interests of the Company. Subject to the terms of Section 8 hereof, this shall not preclude Executive from serving on community and civic boards, participating in industry associations, pursuing his personal financial and legal affairs or otherwise engaging in other activities, so long as such activities do not unreasonably interfere with his duties to the Company.

        3. SUPPORT SERVICES. Executive shall be entitled to all the administrative, operational and facility support customary to a similarly situated executive. This support shall include, without limitation, a suitably appointed private office, and payment of or reimbursement for reasonable cellular telephone expenses, travel and entertainment expenses, reasonable expenses of Executive maintaining his professional license and standing and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company. Executive agrees to provide documentation of these expenses as may be reasonably required.

        4. TERM. Unless earlier terminated as provided herein, the Executive's employment shall be for a continuing term (the "Term") of one year from the Effective Date of this Agreement which shall be automatically extended (without further action of the Company, the Board of Directors or the Compensation Committee) each day for an additional day so that the remaining term shall continue to be one (1) year; provided that either party may at any time, by written notice to the other party, fix the Term to a finite term of one year, without automatic extension, commencing with the date of such notice.

        5. COMPENSATION. Throughout the Term, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 5.

                5.1 BASE SALARY. The Company shall pay to Executive a base salary ("Base Salary"), payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), of $120,000 per annum. The Compensation Committee shall annually review Executive's Base Salary in light of the base salaries paid to other executive officers of the Company and the performance of Executive, and the Compensation Committee may, in its discretion, increase such Base Salary by an amount it determines is appropriate. Notwithstanding any other provisions in this Agreement, Executive's Base Salary shall automatically be increased to $140,000 once the Company achieves positive cash flow for a fiscal quarter.

        Once Executive's Base Salary is increased, it shall not thereafter be reduced for any reason.

                5.2     BONUSES AND COMMISSIONS.

                        (a) The Executive shall receive a cash bonus for fiscal year 2004 equal to 15% of his current Base Salary upon the achievement of the Company's annual revenue objectives, as set by the Chief Executive Officer and the Board of Directors.

                        (b) The Executive shall also receive from the Effective Date of this Agreement:

                                (1) a commission bonus of $10,000 for each transaction brought to Summus by Executive that the Company receives a gross profit of $250,000 from. No funds under this provision of Executive's employment agreement shall be payable until a gross profit of $250,000 is received by the Company from each such respective transaction.

                                (2) a commission bonus of three percent (3%) of the gross profit received by Summus from all transactions brought to the Company by Executive and a commission bonus of one percent (1%) of the gross profit received by the Company from all other transactions of the Company brought by personnel under Executive's supervision. No funds under this provision of Executive's employment agreement shall be payable to him until funds are received by Summus. Executive shall receive the commission bonus on the transactions as set forth in this Section 5.2(b)(2) for a period of eighteen
                (18) months from the launch of each such product related to these transactions arranged by him or by personnel under Executive's supervision, as the case may be. After such eighteen
                (18) month period has expired, the commission bonus pursuant to this Section 5.2(b)(2) shall expire and no longer be payable to Executive. Any funds payable to Executive pursuant to this
                Section 5.2(b)(2) shall be net of any bonuses earned by Executive pursuant to Section 5.2(b)(1) of this Agreement.

                        Any commissions earned or to be earned by Executive from
                transactions arranged by Executive prior to the Effective Date of this Agreement shall be governed by the terms of the letter agreement dated as of ______, by and between the Executive and the Company.

                        For purposes of all of Executive's commission
                calculations "gross profit" is equal to revenue received by the Company from such transaction or transactions minus the direct costs and any and all partnership costs associated with such revenues in accordance with generally accepted accounting principles (GAAP).

                        (c) The Company may consider the Executive for a cash bonus for each fiscal year, or part thereof that he is employed by the Company, in an amount to be determined at the discretion of the Board.

                        (d) Any cash bonus earned by the Executive pursuant to the provisions of this Section 5.2 or any other provision of this Agreement shall not be paid to the Executive unless and until the Company has achieved a cash flow positive position, which will be certified to the Board of Directors by an executive officer of the Company.

                5.3 OPTION GRANTS. The Company shall grant to the Executive options to purchase 1,000,000 shares of the Company's common stock on the terms as set forth in the Stock Option Agreement attached to this Agreement as Appendix A, which is incorporated into this Agreement for all purposes.

        All options and/or warrants previously granted to the Executive in lieu of cash compensation forgone by the Executive shall be amended to have a life of ten (10) years from the date of each such respective grant while Executive is employed by the Company or a life of three years from the date of termination of the Executive's employment.

                5.4 INSURANCE. The Company shall provide medical, vision, hospitalization, disability and dental insurance for Executive, his spouse and eligible family members, subject to and in accordance with the Company's policy, the proportion of the cost thereof to be borne by the Company and Executive to be in accordance with such policy.

                5.5 EMPLOYEE BENEFIT PLANS. Executive shall be eligible to participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect Executive's rights and benefits thereunder except as expressly provided herein).

                5.6 OTHER BENEFIT PLANS. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, at the highest level provided for any employee. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                5.7 VACATION. Executive shall be entitled to Twenty (20) days of vacation allowance each year, which shall accrue at the rate of five (5) days per calendar quarter, but may be used in advance of accrual. Vacation days not used in one calendar year shall carry over to the following calendar year(s) up to a maximum of ten days. Executive shall also be entitled to a sick leave allowance as provided under the Company's vacation and sick leave policy for executive officers. For purposes of this Agreement, the Executive's accrual of vacation days shall be considered to have accrued since February 17, 2004.

        6.      PERMANENT DISABILITY.

                6.1 For purposes of this Agreement, Executive's "Permanent Disability" shall be deemed to have occurred one day after one hundred eighty
(180) days in the aggregate during any consecutive twelve (12) month period, or one day after one hundred twenty consecutive days, during which the 180 or 120 day period, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement.

                6.2 If either the Company or Executive, after receipt of notice of Executive's Permanent Disability from the other, disputes that Executive's Permanent Disability shall have occurred, Executive shall promptly submit to a physical examination by a physician at any major accredited hospital and, unless such physician shall issue his written statement to the effect that, in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on the day above specified.

        7.      TERMINATION.

                7.1 BASES FOR TERMINATION. Executive's employment under this Agreement and the Term shall be terminated immediately on the death of Executive and may be terminated by the Board:

                        (a) at any time after the Permanent Disability of Executive

                        (b) at any time without Cause prior to a Change of Control;

                        (c) at any time without Cause upon a Change of Control; or

                        (d)     at any time for "Cause" (as defined in Section
        7.8 hereof);

                7.2 TERMINATION BY DEATH. If Executive's employment is terminated by death, Executive's estate or designated beneficiaries shall be entitled to receive:

                        (a)     any accrued but unpaid salary;

                        (b) a cash lump sum payment in respect of accrued but unused vacation days pursuant to the terms of this Agreement;

                        (c) life insurance benefits pursuant to any life insurance policy purchased by the Company on the Executive;

                        (d) all commission bonuses earned by Executive pursuant to Section 5.2(b) of this Agreement for the remainder of the eighteen (18) month period from the date of launch of a product related to transactions arranged by Executive or by personnel under Executive's supervision, as the case may be.

                        (e) all stock option grants that have vested as of the Executive's date of termination pursuant to this Section 7.2 for the remainder of the term of such option grants; and

                        (f) reimbursement for all expenses incurred by Executive pursuant to Section 3 hereof.

                7.3 TERMINATION FOR PERMANENT DISABILITY. If Executive's employment is terminated by the Company for Permanent Disability, Executive shall be entitled to receive:

                        (a) severance compensation equal to what would have been his Base Salary under Section 5.1 hereof, payable at such times as his Base Salary would have been paid if his employment had not been terminated for a period of six (6) months, minus any amounts payable under any short-term disability insurance policy provided by the Company or purchased by Executive.

                        (b) continuation of the insurance provided by the Company pursuant to Section 5.4 for 12 months;

                        (c) all commission bonuses earned by Executive pursuant to Section 5.2(b) of this Agreement for the remainder of the eighteen (18) month period from the date of launch of a product related to transactions arranged by Executive or by personnel under Executive's supervision, as the case may be.

                        (d) all stock option grants that have vested as of the Executive's date of termination pursuant to this Section 7.3 for the remainder of the term of such option grants; and

                        (e) reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

                7.4 TERMINATION BY THE COMPANY WITHOUT CAUSE PRIOR TO A CHANGE OF CONTROL. If Executive's employment is terminated by the Company without Cause (as defined in Section 7.8(a)) prior to a Change of Control , Executive shall be entitled to receive:

                        (a) accrued but unpaid Base Salary to the date of such termination;

                        (b) a cash lump sum payment in respect of accrued but unused vacation days pursuant to the terms of this Agreement;

                        (c) all commission bonuses earned by Executive pursuant to Section 5.2(b) of this Agreement for the remainder of the eighteen (18) month period from the date of launch of a product related to transactions arranged by Executive or by personnel under Executive's supervision, as the case may be.

                        (d) acceleration of the vesting of one hundred percent (100%) of the unvested portion of Executive's stock options or other stock-based awards, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

                        (f) continuation of the insurance provided by the Company pursuant to Section 5.4 for 12 months; and

                        (g) reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

                7.5 TERMINATION BY THE COMPANY WITHOUT CAUSE UPON A CHANGE OF CONTROL OR BY EXECUTIVE FOR GOOD REASON AT ANY TIME. If Executive's employment is terminated by the Company without Cause (as defined in Section 7.8(a)) upon a Change of Control (as defined in Section 7.8 (c)) or by Executive for Good Reason (as defined in
Section 7.8(e)) at any time, Executive shall be entitled to receive:

                        (a) severance compensation equal to his then-current Base Salary under Section 5.1 hereof, payable at such times as his Base Salary would have been paid if his employment had not been terminated, for the remaining Term of this Agreement; provided, however, that Executive's severance compensation to be paid under this Section 7.5 (a) shall not be less than one (1) year of Executive's then-current Base Salary.

                        (b) a cash lump sum payment in respect of accrued but unused vacation days;

                        (c) all commission bonuses earned by Executive pursuant to Section 5.2(b) of this Agreement for the remainder of the eighteen (18) month period from the date of launch of a product related to transactions arranged by Executive or by personnel under Executive's supervision, as the case may be.

                        (d) acceleration of the vesting of one hundred percent (100%) of the unvested portion of Executive's stock options or other stock-based awards, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

                        (e) continuation of the insurance provided by the Company pursuant to Section 5.4 for the longer of 12 months; and

                        (f) reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

                7.6 TERMINATION BY THE COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON UPON A CHANGE OF CONTROL. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason upon a Change of Control (other than as a result of Executive's Permanent Disability or Death), the Company shall not have any other or further obligations to Executive under this Agreement, except

                        (a) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Sections 5.5 and 5.6 hereof;

                        (b) as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination;

                        (c) all stock option grants that have vested as of the Executive's date of termination pursuant to this Section 7.6 for the remainder of the term of such option grants;

                        (d) as to benefits, if any, provided by any insurance policies in accordance with their terms; and

                        (e) reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination).

        In addition, if Executive's employment is terminated by the Company for Cause at any time during the Term, Executive shall immediately forfeit any and all unvested stock rights, stock options and other such unvested incentives or awards previously granted to him by the Company and any and all Bonuses earned but not paid pursuant to Section 5.2. The foregoing sentence shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

                7.7 TERMINATION UPON CESSATION OF BUSINESS. The Company shall have the right to immediately terminate Executive's employment under this Agreement upon a Cessation of Business (as defined in Section 7.8(b)). Upon termination in connection with a Cessation of Business, the Company shall pay to Executive any accrued but unpaid Base Salary until the date of Cessation of Business. The Company may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

                7.8     DEFINITIONS. As used herein:

                        (a)     "CAUSE" shall mean:

                                (1)     active participation by Executive in
                fraudulent conduct against the Company, conviction of or a plea of guilty or NOLO CONTENDERE with respect to a felony involving theft or moral turpitude, an act or series of deliberate acts which were not taken in good faith by Executive and which, in the reasonable judgment of the Board, results or will likely result in material injury to the business, operations or business reputation of the Company, or an act or series of acts constituting willful malfeasance or gross misconduct;

                                (2) a substantial and continual refusal by Executive in breach of this Agreement to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof, which breach has not been cured (if it is of a nature that can be cured) to the Board's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to Executive; or

                                (3)     excessive absenteeism by Executive;
                provided that absenteeism (i) related to illness or otherwise covered by Section 6 hereof, (ii) required to be permitted under applicable federal or state laws, or (iii) permitted under Company policy, shall not be deemed to be excessive.

        Executive shall be permitted to respond and defend himself before the Board within thirty (30) days after delivery to Executive of written notification of any proposed termination for Cause which specifies in detail the reasons for such termination. If the majority of the members of the Board (excluding Executive) do not confirm that the Company had grounds for a "Cause" termination, Executive shall have the option to treat his employment as not having terminated or as having been terminated pursuant to a termination without Cause.

                        (b) "CESSATION OF BUSINESS" shall mean the Company's ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, in connection with a good faith determination by the Board that the continuing operation of the business in its ordinary course is reasonably likely to render the Company unable to meet its liabilities as they mature.

                        (c)     A "CHANGE IN CONTROL" shall occur if:

                                (1)     there shall be consummated any
                consolidation or merger of the Company in which the Company is not the continuing or surviving corporation;

                                (2)     any Person (as defined in Section
                2(a)(2) of the Securities Act of 1933, as amended) other than the Company, is or becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company) of forty percent (40%) or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors;

                                (3) the Company sells, leases, exchanges or otherwise transfers all or substantially all of its property and assets (in a transaction or series of transactions contemplated or arranged by any party as a single plan);

                                (4) Continuing Directors cease to constitute at least a majority of the Board; or

                                (5)     a majority of the Outside Directors
                determine that a Change in Control has occurred.

                        (d) "CONTINUING DIRECTORS" shall mean the members of the Board in office on July 16, 2004, and any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director's nomination or selection.

                        (e) "GOOD REASON" means a termination of Executive's employment by Executive within ninety (90) days following:

                                (1) a reduction in Executive's Base Salary or incentive compensation or equity participation opportunity;

                                (2)     a material reduction in Executive's
                position(s), duties and responsibilities or reporting lines from those described in Section 2 hereof;

                                (3)     a change in the location of the
                Company's headquarters or of the office of Executive from the Raleigh-Durham metropolitan area;

                                (4) a material breach of this Agreement by the Company if such breach is not cured within 15 days of written notice thereof by Executive to the Company; or

                                (5)     any failure by the Company to obtain
                from any successor to the Company an agreement reasonably satisfactory to Executive to assume and perform this Agreement, as contemplated by Section 11.3 hereof.

        Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (B) unless Executive shall have delivered a written notice to the Board within thirty (30) days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) days of the receipt of such notice.

                        (f) "OUTSIDE DIRECTOR" means a member of the Board who is not, and who during the past six months was not, an employee of officer of the Company.

                        (g)     "TERMINATION UPON A CHANGE IN CONTROL" means:

                                (1)     a termination by Executive for Good
                Reason within one year following a Change in Control;

                                (2) declination by Executive of an offer of employment from the Company or the Company's successor, for Good Reason at or in anticipation of a Change in Control, if Executive would not have been permitted to retain Executive's existing position; or

                                (3) termination of Executive's employment by the Company or the Company's successor within one year following a Change in Control other than a termination for Cause or a termination resulting from Executive's death or Permanent Disability.

                7.9 MITIGATION OF DAMAGES. Executive is not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement following his termination by seeking other employment or otherwise. In addition, the amount of any post-termination payments provided for in this Agreement shall, except as otherwise expressly provided herein, not be reduced by any remuneration earned by

Executive during the period following the termination of his employment as a result of employment by another employer or otherwise after the date of termination of his employment with the Company.

        8.      Covenants and Confidential Information.

                8.1 RESTRICTIVE COVENANTS. Executive acknowledges the Company's reliance on and expectation of Executive's continued commitment to performance of his duties and responsibilities during the term. In light of such reliance and expectation on the part of the Company, during the applicable period hereafter specified in Section 8.2, Executive shall not

                        (a) directly or indirectly, do or suffer any of the following;

                                (1) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, information processing of multimedia over mobile and wireless networks within the United States in competition with the Company; provided, however, that the beneficial and/or record ownership of not more than 4.9% of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

                                (2) solicit any business or contracts from any customers of the Company or its affiliates, any past customers of the Company or its affiliates, or any prospective customers of the Company or its affiliates (i.e., potential customers from which the Company or its affiliates has solicited business at any time during the one year period preceding the expiration or termination of the Term), except as necessitated by Executive's position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

                                (3)     induce or attempt to induce any such
                customer to alter its business relationship with the Company or its affiliates except as necessitated by Executive's position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

                                (4) solicit or induce or attempt to solicit or induce any employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever or hire any employee or any person who was an employee of the Company or its affiliates within the twelve (12) month period prior to such hiring; or

                        (b) disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with Executive's duties hereunder, any confidential or proprietary information relating to the Company's business, prospects, finances, operations or properties or other trade secrets of the Company, it being acknowledged by Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (A) is clearly obtainable in the public domain; (B) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof or by another person barred by a similar duty of confidentiality; or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

                8.2     APPLICABLE PERIODS. The applicable periods shall be:

                        (a) so long as Executive is an employee of the Company;

                        (b) as to Section 8.1(b), at any time after Executive is no longer an employee of the Company; and

                        (c) for a period of 6 months after termination of employment.

                8.3 INJUNCTIVE RELIEF. Executive agrees and understands that the remedy at law for any breach by him of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 8 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 8 which may be pursued or availed of by the Company.

                8.4 ACKNOWLEDGMENT BY EXECUTIVE. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

                8.5 SURVIVAL. Executive acknowledges that Executive's obligations under this Section 8 shall survive in accordance with Section 8.2 hereof regardless of whether Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or Executive, with Cause or without Cause, or the Executive with or without Good Reason.

        9.      PROPRIETARY RIGHTS.

                9.1 At all times during the Term, all right, title and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. At all times during the Term, Executive agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company agrees to pay expenses associated with such copyright registration. Works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire" as defined in the U.S. Copyright Act. In addition, Executive hereby assignees to the Company all proprietary rights, including but not limited to, all patents, copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Executive's access to confidential information of the Company during the Term.

                9.2 All know-how and trade secret information conceived or originated by Executive which arises out of the performance of his obligations or responsibilities under this Agreement during the Term shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

                9.3 If, during the term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Board, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

                9.4 Upon termination of the Term, Executive shall deliver promptly to the Company all records, manuals, books, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, customer and prospective customer lists, and copies of all of the foregoing, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

                9.5 The obligations of Executive under this Section 9 shall survive the termination or expiration of the Term.

        10. INDEMNIFICATION. During the Term, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law. If any claim is asserted hereunder with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall pay Executive's legal expenses (or cause such expenses to be paid), on a monthly basis, provided that Executive shall reimburse the Company for such amounts if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification. In addition, the Company agrees to provide Executive with coverage under a directors and officers liability insurance policy.

        11.     MISCELLANEOUS.

                11.1 REPRESENTATION AND WARRANTY BY EXECUTIVE. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                11.2 SEVERABILITY. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, nevertheless shall be binding and enforceable.

                11.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company shall require such successor to expressly agree to assume the obligations of the Company hereunder.

                11.4 DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mediation, and if not settled within 14 days of the submission to meditation, by arbitration in accordance with the Arbitration Rules of the American Arbitration Association, and the arbitration shall be held in the Raleigh, North Carolina area. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three (3) arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 11.4 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of his covenants contained in Section 8 hereof. All costs and expenses of arbitration shall be paid one-half by the Company and one-half by Executive.

                11.5 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, send by facsimile or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

---------------------------------------- ---------------------------------------
If to Summus:                            If to Executive:
---------------------------------------- ---------------------------------------

---------------------------------------- ---------------------------------------
434 Fayetteville Street
---------------------------------------- ---------------------------------------
Suite 600
---------------------------------------- ---------------------------------------
Raleigh, North Carolina 27601
---------------------------------------- ---------------------------------------
Attn: Chief Executive Officer
---------------------------------------- ---------------------------------------

        Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

        Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

                11.6 AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto. 11.7 BENEFICIARIES; REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                11.8 SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

                11.9 GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

                11.10 EFFECT OF PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to the subject matter hereof.

                11.11 WITHHOLDING. The Company shall be entitled, to the extent permitted or required by law, to withhold from any payment of any kind due Executive under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

                11.12 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto, having duly been authorized, have executed this Agreement as of the date first above written.

SUMMUS, INC. (USA                           ANDREW L. FOX

By:  /s/ Gary E. Ban                       /s/ Andrew L. Fox
    ----------------------------           --------------------------------

Name:    Gary E. Ban
Title:   Chief Executive Officer